February __, 2012

Pacific Monument Acquisition Corporation

800 Third Avenue

New York, New York 10022

Gentlemen:

The undersigned hereby agrees to serve as a special advisor to Pacific Monument Acquisition Corporation (“Company”) until the consummation by the Company of its initial business combination or the Company’s liquidation upon its failure to consummate an initial business combination within its required time period, all as described in the Company’s Registration Statement on Form S-1 (SEC File No. 333-178749) (the “Registration Statement”).

As a special advisor, the undersigned intends to provide the Company with advice on potential business combinations, introductions to potential targets and other assistance; provided, however, that the provision and nature of such services shall be entirely within the undersigned’s discretion and the undersigned is under no obligation to present business opportunities to the Company nor is he required to provide any specific services to the Company. The undersigned will simply provide such services, at the Company’s request, if he is able to, and desires to.

The undersigned hereby consents to the use of his name and to being named in the Registration Statement as a special advisor of the Company. The undersigned’s biography to be included in the Registration Statement is attached hereto as Exhibit A.

Very truly yours,

Exhibit A